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                                                                    Exhibit 99.1


                                                                  March 28, 2002

Securities and Exchange Commission
Washington, DC


Arthur Andersen LLP has represented AMB Property, L.P. that its audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.



AMB PROPERTY, L.P.